UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2009

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

ITEM 8.01. Other Events.

On July 30, 2009, Rand Logistics, Inc. (“Rand”) submitted a non-binding proposal via letter to the board of directors of the general partner of U.S. Shipping Partners L.P. (the “Partnership”) pursuant to which Rand proposed, as an alternative to the Partnership’s proposed plan of reorganization dated July 10, 2009, a transaction in which Rand would acquire the majority of the assets, and assume certain liabilities, of the Partnership and its subsidiaries for a combination of cash, notes and warrants (the “Rand Proposal”).

On August 4, 2009, after consultation with its financial and legal advisors and the Steering Committee of the secured lenders, the Partnership advised Rand that the board of directors had determined that the Partnership’s proposed plan of reorganization dated July 10, 2009 will deliver a higher value to all the Partnership’s stakeholders than the non-binding alternative plan of reorganization proposed by Rand. The Partnership also advised Rand that as a result, the board of directors did not believe it is appropriate to negotiate an amendment to the Disclosure Statement to permit the Partnership’s creditors the option to consider the Rand Proposal as an alternative to the Partnership’s July 10, 2009 proposed plan of reorganization.

Copies of the Partnership’s July 10, 2009 proposed plan of reorganization and the related Disclosure Statement can be obtained at the Bankruptcy Court’s website at http://www.nysb.uscourts.gov or through the Partnership’s website at http://www.usslp.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC,
its general partner

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: President and Chief Executive Officer (principal executive officer)

Date: August 4, 2009